Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Travelzoo Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated March 16, 2011 with respect to the consolidated balance sheets of Travelzoo Inc. and subsidiaries (Travelzoo) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Travelzoo Inc.

/s/ KPMG LLP

Mountain View, California

March 30, 2011